Exhibit (p.5)

Personal Trading Policy ________________________________________

Magellan Asset Management Limited

ABN 31 120 593 946

Document Owner	Chief Risk Officer
Dated	2 October 2015
Version	2.0

This document is confidential and is intended for Magellan Asset Management Limited use only.

This document is not to be circulated outside of Magellan Asset Management Limited without the prior approval of the Document Owner.

Index

1	Introduction
2	Definition of Key Terms
3	Account Disclosure
4	Transaction Preclearance Requirements
5	Transactions Not Subject to Preclearance
6	Prohibited or Restricted Transactions
7	Transaction Confirmation
8	Market Misconduct
9	Discretionary Managed Accounts Approval Process
10	Trading in Magellan Securities
11	Short Term Trading
12	Annual Holdings Attestation
13	Quarterly Transactions Attestation
14	Periodic Review
Annexure A	Transacting in Securities Summary
Annexure B	Manual Preclearance Approval Request Form
Annexure C	Trading Windows
Annexure D	Blackout Periods

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Personal Trading Policy

1.

INTRODUCTION

This policy governs the personal trading of listed and unlisted Securities, including units of Magellan Funds and shares in Magellan Securities, by ALL Employees of Magellan globally. It should be read in conjunction with Magellan’s other related policies, including the Code of Ethics, Conflict of Interest Policy and Procedure and Market Misconduct Policy.

As an Employee, you must place the interests of Magellan’s clients first and avoid transactions, activities and relationships that interfere or might appear to interfere with making decisions in the best interests of Magellan’s clients (more commonly known as a ‘conflict of interest’).

Protecting and preserving the reputation of Magellan, its Employees, clients and investors is of utmost importance to Magellan. Reputation can be adversely affected by your personal trading activities if they are deemed illegal, or actual or perceived conflicts of interest arise.

Your personal trading is subject to monitoring by Magellan. Magellan will determine on a case by case basis what remedial action should be taken in response to any violation. This may include requiring you to void or reverse a Transaction (the cost of which may be borne by you or the owner of the account), limiting your personal trading for some period of time or the cessation of your employment.

Any exceptions to this policy must be pre-approved by the Risk and Compliance department and the Executive Chairman of the Board.

If you have any questions regarding your obligations or require assistance, please speak to a member of the Risk and Compliance team.

2.

DEFINITION OF KEY TERMS

‘Beneficiary’ means any person who has the opportunity, directly or indirectly, to profit or share in any gains derived from a transaction in Securities. As a guide, Securities accounts in which you are likely to be deemed to have a beneficial ownership interest include accounts held by immediate family members with whom you share the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships.

‘Discretionary Managed Account’ means a Securities account that is managed on a discretionary basis by an external manager, investment adviser or trustee, where you do not exercise direct or indirect investment control or influence over the investment decisions.

‘Employee’ means all executive and non-executive directors, officers, contractors and all other persons, who are subject to the supervision and control of Magellan.

‘Inside Information’1 means information that: i) is not generally available; and ii) if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of the Securities the information relates to. Employees should refer to the Market Misconduct Policy for the full definition of Inside Information.

‘Investment Committee Securities’ means any security which has been determined by Magellan’s Investment Committee as meeting the criteria for potential investment. Magellan portfolios and funds are only permitted to purchase Investment Committee Securities.

‘Investment Committee Securities List’ means the current list of Investment Committee Securities.

____________________________

1Please note that this is the Australian definition of Inside Information as prescribed in Sect 1042A of the Corporations Act 2001. This definition will differ for Transactions in foreign jurisdictions. Please contact Magellan’s Risk and Compliance team should you have questions regarding Inside Information in jurisdictions other than Australia

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‘Magellan’ means Magellan Asset Management Limited (trading outside of Australia and New Zealand as MFG Asset Management), Magellan Financial Group Limited (ASX Code: “MFG”), MFG Services LLC (MFGS) and any other Related Entity (collectively “Magellan”).

‘Magellan Funds’ means any listed or unlisted, registered or unregistered fund or scheme for which Magellan acts as a responsible entity or trustee and investment manager.

‘Magellan Securities’ means any listed or unlisted Securities in Magellan or a Related Entity.

‘Margin Lending or Margin Loan’ is an arrangement whereby a lender provides a loan for the purposes of investing in Securities and those Securities are used as collateral by the lender.

‘Non-Magellan Securities’ means any Securities that are not Magellan Securities and, for the avoidance of doubt, includes any shares, units, derivatives (including options, futures, CFDs), fixed interests, debentures (including convertible notes), indices, commodities, foreign exchange, exchange traded funds, and any other security or interest, of any company, trust or other organization.

‘Portfolio Securities’ means any Securities held by the investment portfolios of the Magellan Funds or held in Magellan’s investment mandate accounts.

‘Related Entity’ means a related entity of Magellan, which for the purposes of this policy, includes Magellan Flagship Fund Limited (ASX Code: “MFF”).

‘Research Embargo Securities’ means any Securities covered by Magellan’s Investment

Research Team which are not Investment Committee Securities.

‘Research Embargo List’ means the list of Research Embargo Securities maintained by the Deputy Chief Investment Officer. Amendments to the list are advised to the Risk and Compliance team on a monthly basis, or as required, by the Deputy Chief Investment Officer or their delegate.

‘Security’ means shares, units, derivatives (including options, futures, CFDs), fixed interests, debentures (including convertible notes), indices, commodities, foreign exchange, exchange traded funds, and any other security or interest, of any company, trust or other organization.

‘Transaction’ includes subscribing for, purchasing, acquiring, gifting, selling or disposing of Securities or entering into an agreement to do any of these.

‘Trading Day’ means any day where a Security is able to be transacted in the relevant market or jurisdiction.

3.

ACCOUNT DISCLOSURE

3.1

Securities Accounts

You must disclose in the SunGard Personal Trading Assistant (“PTA”) details of all the broker and other investment accounts through which Securities are dealt (this includes private investments, trusts or self-managed super funds), where you:

i) are a Beneficiary; AND
ii) exercise any direct or indirect influence or control over investment decisions.

For example, this can include accounts for spouses or financially dependent children, where influence or control and a knowledge of underlying investment activities can be assumed to exist. If you are uncertain on whether you should be disclosing an account (and the Securities held within it), please raise this with a member of Risk and Compliance who will be able to make a determination based on the information you provide. The Executive Chairman reserves the right to make a final determination on whether a particular account requires disclosure.

Risk and Compliance may require you to make periodic attestations affirming that you are not exercising direct or indirect influence or control over an undisclosed account.

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3.2

Initial Disclosure Requirements for New Employees

Initial Holdings Certification in PTA: Within ten (10) business days of your employment at Magellan, you must provide your Securities accounts and holdings information in PTA in accordance with section 3.1. The information must be dated no more than forty five (45) calendar days prior to the date that you became an Employee.  You are required to complete this certification even if you have no accounts or holdings to report.

Magellan recognises that you may have pre-existing holdings of Securities that are prohibited or restricted under section 8. This policy does not require you to liquidate pre-existing holdings, however, all future Transactions must follow Magellan’s preclearance requirements.

As stipulated in the Code of Ethics, you are also required to complete a Register of Interests within ten (10) business days of your employment at Magellan. The Register captures all external corporate and business interests you hold and which could potentially pose a conflict of interest with Magellan, its clients or other stakeholders.

4.

TRANSACTION PRECLEARANCE REQUIREMENTS

4.1

Preclearance is required for all Securities Transactions: you must submit a preclearance request in PTA and receive an approval before undertaking any Transactions in Securities, including purchases, sales, option exercises, gifts, initial public offerings (IPOs) and limited offerings.

Annexure A describes the Transaction preclearance process diagrammatically, please see section 5 for a list of Transactions not subject to preclearance requirements.

Where PTA is unavailable, a manual preclearance approval request form (which is attached in Annexure B) should be emailed (risk.compliance@magellangroup.com.au) or a hard copy provided to Risk and Compliance.

4.2

Consent Windows

Following preclearance, you may Transact within the “Consent Window”, being:

—	Five (5) business days after receiving the approval to Transact in Securities; or
—	One (1) business day after receiving the approval to Transact in a Security on the Investment Committee Securities List.

In the event the proposed Transaction does not take place within the relevant consent window, you are required to submit a new preclearance request.

5.

TRANSACTIONS NOT SUBJECT TO PRECLEARANCE

You are not required to obtain preclearance approval to Transact in the following:

—	Open-end mutual funds (excluding Magellan Funds which still require preclearance);
—	Purchases of Magellan Securities under the Magellan Employee Share Purchase Plan (SPP);
—	Securities purchased under a Share Purchase Plan (SPP) and any Securities purchased pursuant to a Dividend Reinvestment Plan (DRP);
—	Securities issued by an exercise of rights or bonus issue to the holders of a class of Securities;
—	—Note: This does not include the exercise of options in Securities which requires preclearance;
—	Share dividends, share splits or other corporate actions on Securities already held;
—	Discretionary Managed Accounts (per section 9); and
—	Compulsory acquisitions.

Should you have questions regarding preclearance requirements, please contact a member of Risk and Compliance before you transact.

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6.

PROHIBITED OR RESTRICTED TRANSACTIONS

6.1

You are prohibited from:

—	Transacting in Securities on Magellan’s Research Embargo List*
—	Transacting in Portfolio Securities*
—	Transacting in derivatives on Magellan Securities which operate to limit the market risk of your holding in Magellan Securities;
—	The short selling of Magellan Securities;
—	The Margin Lending of Magellan Securities without the prior written consent of the Risk and Compliance Team and the Executive Chairman of the Board; and
—	Transacting through the same individual employee at a broker/dealer firm with whom Magellan transacts with on behalf of its clients.

*Approval may be granted by the Executive Chairman to Transact in certain situations. Consideration will be given on a case by case basis.

6.2

You may transact in:

—	Securities which are on Magellan’s Investment Committee Securities List only where you are unaware of any intentions for Magellan to transact in those Securities during the Consent Window.

7.

TRANSACTION CONFIRMATION

Upon execution of a pre-cleared Securities Transaction you must, as soon as practicable, provide confirmation of the Transaction in PTA (note that in PTA this is referred to as a ‘Broker Confirm’). This includes attaching a copy of the broker confirmation, contract or such similar document evidencing the Transaction, as soon as practicable after the Transaction has been executed. Note that you must complete a Broker Confirm for all pre-cleared Transactions, including those that did not take place through a broker.

8.

MARKET MISCONDUCT

You must comply with the Securities Laws applicable to any of the financial markets in which you transact in, both locally and overseas.

You must comply with Magellan’s Market Misconduct Policy at all times. You must notify Risk and Compliance immediately if you receive or expect to receive Inside Information about Securities. Risk and Compliance will determine the restrictions, if any, that will apply to your communications and business activities while in possession of that information. Your personal trading may be restricted and other measures taken to quarantine the Inside Information.

As part of the preclearance approval process in PTA, you will be asked to attest that you are not in possession of Inside Information and adhere to other provisions of the Market Misconduct Policy.

9.

DISCRETIONARY MANAGED ACCOUNTS APPROVAL PROCESS

9.1

You are not required to report holdings information or obtain preclearance approval with respect to transactions in a Discretionary Managed Account as long as you provide sufficient evidence (in a form acceptable to Risk and Compliance) from the manager, investment adviser or trustee managing your account that you do not exercise direct or indirect influence or control over investment decisions. Should the nature of your influence or control change over the account you are required to immediately notify Risk and Compliance, and disclosure obligations may need to be met.

9.2

If the manager of your account seeks to transact in Magellan Securities, preclearance approval and adherence to section 10 is required. It is your responsibility to communicate the requirements of this policy to the manager, investment adviser, trustee or other fiduciary managing your account.

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10.

TRADING IN MAGELLAN SECURITIES

10.1

Trading Windows

You may only transact in Magellan Securities during the official trading windows. The Company Secretary will advise you of the commencement and closure of trading windows as per Annexure C.

10.2

Blackout Periods

Throughout the year there are blackout periods where you are prohibited from transacting in Magellan Securities. Blackout periods operate as per Annexure D.

No exceptions to this policy to transact in Magellan Securities during a blackout period will be approved.

10.3

Preclearance

Even during open trading windows, you are required to pre-clear all of your Transactions in Magellan Securities.

11.

SHORT TERM TRADING

11.1

Magellan Securities

You must not engage in short-term trading of any Magellan Securities. Buying and selling within a twelve (12) month period is considered short-term. The sale of Magellan Securities immediately after they have been acquired through the conversion of a security (for example, the exercise of an option) would not be viewed as short-term trading.

11.2

Non-Magellan Securities

Buying and selling Non-Magellan Securities within a sixty (60) calendar day period is considered short-term. Risk and Compliance monitors all Transactions and may recommend that you reduce the frequency of your Transactions or deny your preclearance request.

12.

ANNUAL HOLDINGS ATTESTATION

You must certify annually in PTA that the Securities account information you have reported is accurate and up to date.  This includes a requirement to report the existence of all Securities accounts, as well as all Securities holdings in those accounts. Such reports must be current as of a date no more than forty five (45) calendar days prior to submission.

13.

QUARTERLY TRANSACTIONS ATTESTATION

No later than thirty (30) calendar days after quarter end, you must certify that the Securities Transactions you made during the previous quarter are fully disclosed in PTA. You will also be asked to report all Securities Transactions that did not require pre-clearance and update your holdings, report any accounts opened during the quarter that hold any Securities, and provide final sign-off on your account information for the period. You must certify even if you had no Transactions or account openings during the quarter.

14.

PERIODIC REVIEW

This policy will be periodically reviewed by the Chief Compliance Officer each two (2) year period, or sooner in the event of a material change to business activity or if a regulatory change occurs.

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ANNEXURE A – TRANSACTING IN SECURITIES SUMMARY

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ANNEXURE B – MANUAL PRECLEARANCE APPROVAL REQUEST FORM

Personal Trading Policy

Manual Preclearance Approval Request

Employee Name:                             ______

Registered Name Of Security Holder: ______

Broker Account Name:                    _______

Is this a new Account?                    _______

Details of the proposed Transaction

Name and type of Securities	______
Nature of Transaction (e.g. buy, sell, exercise of options)	______
Approximate number or value of Securities intended to be transacted	______

Certification:

By submitting this Preclearance Approval Request I confirm that I have read and understood the terms of the Personal Trading Policy and certify that:

▪

I am not in possession of any Inside Information in respect of the proposed Transaction in the above Securities;

▪

I will not transact in the above Securities in the event I become aware of Inside Information after submitting this Form;

▪

I will notify the Chief Compliance Officer immediately after becoming aware of such Inside Information; and

▪

Upon execution of the proposed Transaction, I will provide the Chief Compliance Officer with a copy of the broker confirmation or such similar document evidencing the Transaction, as soon as practicable.

I understand that should I receive written consent from the Chief Compliance Officer to transact in the above Securities that I am free to deal in the Securities during the relevant Approval Window.  In the event the proposed Transaction has not taken place within the relevant Approval Window, I understand that I am required to submit a new Preclearance Approval Request should I still wish to proceed with the proposed Transaction.

Dated: _____________

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ANNEXURE C – TRADING WINDOWS

Provided it is not a Blackout Period (refer Annexure D), you may only Transact in Magellan Financial Group Limited (MFG) and Related Entities during:

—	the four (4) week period commencing on the first Trading Day after the date of the annual general meeting;
—	the four (4) week period commencing on the first Trading Day after the release of a disclosure document offering Securities;
—	the six (6) week period commencing on the first Trading Day after the release of a half-year results announcement;
—	the six (6) week period commencing on the first Trading Day after the release of a full-year results announcement; or
—	such other period as may be determined by the Boards of either MFG or MFF; and

You may Transact provided that you are not in possession of any Inside Information relating to MFG or the Related Entity.

Additionally, you may Transact in MFF during the two (2) week period commencing on the first Trading Day after the release by MFF of a monthly Net Tangible Asset (NTA) announcement provided that you are not in possession of any Inside Information relating to MFF.

ANNEXURE D – BLACKOUT PERIODS

Throughout the year, certain blackout periods operate during which time you must not Transact in MFG and Related Entities. Blackout periods operate during:

—

in relation to MFG, the period commencing the first Trading Day after the end of a financial reporting period and concluding on the first Trading Day after the release of its half-year or full-year results announcements (as the case may be);

—	in relation to MFF, the four (4) week period prior to the scheduled release of its interim or full year results announcements (as the case may be); and
—	any other period determined by the Boards of MFG or MFF, or Risk and Compliance.

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